Exhibit 99.1

Capricor Therapeutics Announces Pricing of Approximately $75 Million Public Offering of Common Stock

SAN DIEGO, Oct. 17, 2024 (GLOBE NEWSWIRE) -- Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company developing transformative cell and exosome-based therapeutics for the treatment of rare diseases, today announced the pricing of its underwritten offering of 4,412,000 shares of common stock at a public offering price of $17.00 per share. Capricor also granted the underwriters a 30-day option to purchase up to an additional 661,800 shares of its common stock at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on October 18, 2024, subject to the satisfaction of customary closing conditions.

The gross proceeds from the offering are expected to be approximately $75 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Capricor and assuming no exercise of the underwriters' option.

Piper Sandler & Co. and Oppenheimer & Co. Inc. are acting as the joint book-running managers for the offering.

The Company intends to use the net proceeds from this offering on the continued development of its product candidates, manufacturing of its product candidates, working capital and general corporate purposes.

The securities are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-280229) that was originally filed with the Securities and Exchange Commission (“SEC”) on June 14, 2024 and declared effective on October 16, 2024. The offering is being made only by means of a prospectus and related prospectus supplement. A preliminary prospectus supplement relating to the offering was filed with the SEC on October 16, 2024.  The final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. When available, electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained from Piper Sandler & Co. at 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus and Oppenheimer & Co. Inc. at Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) is a biotechnology company dedicated to advancing transformative cell and exosome-based therapeutics to redefine the treatment landscape for rare diseases. At the forefront of our innovation is our lead product candidate, deramiocel (CAP-1002), an allogeneic cardiac-derived cell therapy. Extensive preclinical and clinical studies have shown deramiocel to demonstrate immunomodulatory, antifibrotic, and regenerative actions specifically tailored for dystrophinopathies and heart disease. Deramiocel is currently advancing through Phase 3 clinical development for the treatment of Duchenne muscular dystrophy. Capricor is also harnessing the power of its exosome technology, using its proprietary StealthX™ platform in preclinical development focused on the areas of vaccinology, targeted delivery of oligonucleotides, proteins and small molecule therapeutics to potentially treat and prevent a diverse array of diseases. At Capricor, we stand committed to pushing the boundaries of possibility and forging a path toward transformative treatments for those in need. For more information, visit capricor.com, and follow Capricor on Facebook, Instagram and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; manufacturing capabilities; dates for regulatory meetings; statements about our financial outlook; the ability to achieve product milestones and to receive milestone payments from commercial partners; plans regarding current and future collaborative activities and the ownership of commercial rights; potential future agreements; scope, duration, validity and enforceability of intellectual property rights; future revenue streams and projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings; and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor’s business is set forth in Capricor’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission on March 11, 2024, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as filed with the Securities and Exchange Commission on August 8, 2024. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

Capricor has entered into an agreement for the exclusive commercialization and distribution of deramiocel (CAP-1002) for DMD in the United States and Japan with Nippon Shinyaku Co., Ltd. (U.S. subsidiary: NS Pharma, Inc.), subject to regulatory approval. Deramiocel is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Capricor Media Contact:

Raquel Cona

KCSA Strategic Communications

rcona@kcsa.com

212.896.1204

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

858.727.1755